UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

Statement of Changes in Beneficial Ownership

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Act of 1935 or Section 30(f) of the Investment Company Act of 1940

  Name and Address of Reporting Person:

         Snyder, Charles J.
         FactSet Research Systems Inc.
         One Greenwich Plaza
         Greenwich, CT 06830

  Issuer Name and Ticker or Trading Symbol:

         FactSet Research Systems Inc. (FDS)

  IRS Number of Reporting Person, if an entity (voluntary)

          N/A

  Statement for Month/Year:

         January 2002

  If Amendment, Date of Original ( Month/Year):

          N/A

  Relationship of Reporting Person to Issuer:

         (X) Director (*give title below)    ( ) Officer    (X) 10% Owner

         ( ) Other (specify below)

         * Vice Chairman of the Board and Retired President

  Individual or Joint/Group Filing (Check Applicable Line)

         (X) Form filed by one reporting person

         ( ) Form filed by more then one reporting person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security	2. Transaction Date	3. Transaction Code	4. Securities Acquired (A) or Disposed (D)
		Code V	Amount (A) or (D) Price

FactSet Research	1/07/02	G	7,200 D N/A
Systems Inc.	1/22/02	G	16,000 D N/A
Common Stock	1/31/02	G	35,000 D N/A

  Amount of Securities Beneficially Owned at End of Month

         5,079,910

  Ownership Form:   Direct (D) or Indirect (I)

         D

  Nature of Indirect Beneficial Ownership

         N/A

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
1. Title of	2. Conversion or	3. Transaction	4. Transaction	5. Number of Derivative
Derivative	Exercise Price	Date	Code	Securities Acquired (A)
Security	of Derivative			or Disposed (D)
Security

			Code V	(A) (D)

Non-qualified
Stock Options	$36.70	01/11/02	A N/A	3,000
(Right to Buy)

  Date Exercisable and Expiration Date (Month/Day/Year)

         20% of the option grant acquired on January 11, 2002 is exercisable on January 11, on each of the years 2003, 2004, 2005, 2006 and 2007. Expiration date is January 11, 2012.

  Title and Amount of Underlying Securities

         FactSet Research Systems Inc. Common Stock - 3,000 shares

  Price of Derivative Security

         N/A

  Number of Derivative Securities Beneficially Owned at End of Month

         6,000

  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

         D

  Nature of Indirect Beneficial Ownership

         N/A

Explanation of Responses:

Signature of Reporting Person

Date:	February 8, 2002	/s/ Charles J. Snyder
----------------------------
Charles J. Snyder